EXHIBIT 4.13

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of December 31, 2004 by and between Centennial Bank Holdings, Inc., a Delaware corporation (“Centennial”), and Wells Fargo Bank, National Association, a national banking association with its principal place of business in the state of Delaware (the “Trustee”).

RECITALS

WHEREAS, Guaranty Corporation, a Colorado corporation (“Guaranty”) and the Trustee entered into an Indenture dated as of June 30, 2003 (the “Indenture”), pursuant to which the Floating Rate Junior Subordinated Debt Securities due July 7, 2033 (the “Debt Securities”) have been issued by Guaranty; and

WHEREAS, on the date of this Supplemental Indenture, Guaranty was merged into Newco Front Range, Inc., a Colorado corporation and wholly owned subsidiary of Centennial and Guaranty was subsequently merged into Centennial, with Centennial being the surviving corporation (the “Merger”), whereupon the separate corporate existence of Guaranty has ceased; and

WHEREAS, Section 11.01 of the Indenture requires that Centennial expressly assume, by a supplemental indenture executed and delivered to the Trustee by Centennial, the due and punctual payment of the principal of (and premium, if any) and the interest on all of the Debt Securities in accordance with their terms, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be kept or performed by Guaranty; and

WHEREAS, Section 9.01(a) of the Indenture authorizes, without the consent of any Securityholders, the execution of a supplemental indenture to evidence the succession of another corporation to Guaranty, and the assumption by any such successor of the covenants, agreements, and obligations of Guaranty under the Indenture; and

WHEREAS, Centennial has delivered to the Trustee an Officers’ Certificate stating that the Merger and this Supplemental Indenture comply with Article IX of the Indenture and that all conditions precedent therein provided for relating to the Merger have been complied with, and an Opinion of Counsel to the same effect; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

NOW, THEREFORE, in compliance with Section 11.01 of the Indenture, and in consideration of the covenants contained herein and intending to be legally bound hereby, Centennial and the Trustee, for the benefit of the Securityholders, agree as follows:

1. Assumption of Payment and Performance. Centennial hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture on the part of Guaranty to be performed or observed.

2. Effect of Supplemental Indenture. Upon the execution of this Supplemental Indenture, (i) the Indenture has been and hereby is modified in accordance herewith; (ii) this

Supplemental Indenture forms a part of the Indenture for all purposes; (iii) except as modified and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect; (iv) the Debt Securities shall continue to be governed by the Indenture; and (v) every Securityholder heretofore or hereafter under the Indenture shall be bound by this Supplemental Indenture.

3. Notation on Debt Securities. Debt Securities authenticated and delivered on or after the date hereof shall bear the following notation, which may be printed or typewritten thereon:

“Effective December 31, 2004, Guaranty Corporation, a Colorado corporation (“Guaranty”), was merged with and into Centennial Bank Holdings, Inc., a Delaware corporation (“Centennial”). Pursuant to the First Supplemental Indenture, dated as of December 31, 2004, Centennial has assumed the obligations of Guaranty and the performance of every covenant and condition of the Indenture on the part of Guaranty to be performed or observed.”

If Centennial shall so determine, new Debt Securities so modified as to conform to the Indenture as hereby supplemented, in form satisfactory to the Trustee, may at any time hereafter be prepared and executed by Centennial and authenticated and delivered by the Trustee or the Authenticating Agent in exchange for the Debt Securities then outstanding, and thereafter the notation herein provided shall no longer be required. Anything herein or in the Indenture to the contrary notwithstanding, the failure to affix the notation herein provided as to any Debt Security or to exchange any Debt Security for a new Debt Security modified as herein provided shall not affect any of the rights of the holder of such Debt Security.

4. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Centennial.

5. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

6. Successors and Assigns. This Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the holders of any Debt Securities then outstanding.

7. Headings. The headings used in this Supplemental Indenture are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Supplemental Indenture.

8. Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

CENTENNIAL BANK HOLDINGS, INC.

By:	/s/ Paul W. Taylor
Name:	Paul W. Taylor
Title:	Chief Financial Officer

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Trustee

By:	/s/ Edward L. Truitt, Jr.
Name:	Edward L. Truitt, Jr.
Title:	Vice President